Exhibit 5.1


       [Letterhead of Cleary, Gottlieb, Steen & Hamilton]



Writer's Direct Dial:  (212) 225-2410

                                    June 24, 1998

Young & Rubicam Inc.
285 Madison Avenue
New York, New York  10017-6486

            Re:  Young & Rubicam Inc.
                 Registration Statement on Form S-8
                 ----------------------------------

Ladies and Gentlemen:

           We have acted as special counsel to Young & Rubicam Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 37,526,775 shares of Common Stock, par value $.01 per share (the "Shares"), to be issued under the Young & Rubicam Holdings Inc. Management Stock Option Plan and the Young & Rubicam Inc. 1997 Incentive Compensation Plan (the "Plans"), and the related preferred share purchase rights (the "Rights") to be issued pursuant to the Rights Agreement between the Company and The Bank of New York, as Rights Agent.

           We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Young & Rubicam Inc., p. 2


           In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

           Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

           1. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

           2. Upon issuance of the Shares in accordance with the terms of the Plans, at prices in excess of the par value thereof, the Rights associated with the Shares will be validly issued.

           The foregoing opinions are limited to the General
Corporation Law of the State of Delaware.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                               Very truly yours,

                               CLEARY, GOTTLIEB, STEEN & HAMILTON



                               By      /s/ A. Richard Susko
                                  -------------------------------
                                    A. Richard Susko, a Partner